Exhibit 99.1

Contacts

Media:
Louise Caudle
+919 462 4467
louise.caudle@rtp.ppdi.com

Analysts/Investors:
Steve Smith
+910 772 7585
stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD Names William Sharbaugh as COO

WILMINGTON, N.C., (May 17, 2007) – PPD, Inc. (Nasdaq: PPDI) today announced it has named William J. Sharbaugh as its new chief operating officer. Mr. Sharbaugh will assume his responsibilities with PPD effective May 31.

Mr. Sharbaugh comes to PPD from Bristol-Myers Squibb, where he most recently served as vice president, global development operations, responsible for strategic direction for clinical operations located in 55 countries. In this position, he provided operational leadership for global clinical operations, data management, patient recruitment and retention, contracting and outsourcing management, clinical supply operations, training and quality management. Prior to Mr. Sharbaugh’s six-year tenure at Bristol-Myers Squibb, he spent 10 years at Merck & Co. in a variety of assignments in clinical supply operations, sales and manufacturing.

Mr. Sharbaugh holds a master’s in the management of technology from the University of Pennsylvania Wharton Business School and School of Engineering, a master’s in regulatory affairs and quality assurance from Temple University School of Pharmacy and a master’s in international relations from Boston University School of Arts and Sciences. He also graduated from the U.S. Military Academy at West Point with a bachelor’s in engineering and subsequently held various leadership positions in a Patriot missile battalion.

“Bill Sharbaugh brings extensive leadership experience and skills as well as a vision that complements and aligns well with the strategic direction we have charted for PPD,” said Fred Eshelman, chief executive officer of PPD. “We are pleased to welcome him to our organization and look forward to his leadership and contributions to our growing business.”

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 28 countries and more than 9,400 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these

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forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: the ability to attract and retain key personnel; reliance on a small number of industries and clients; loss of large contracts; increased cancellation rates; continued success in sales growth; economic conditions and outsourcing trends in the pharmaceutical, biotechnology, medical device, academic and government industry segments; competition within the outsourcing industry; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs, including earnings dilution and obtaining regulatory approval; risks associated with acquisitions and investments, such as impairments; rapid technological advances that make our products and services less competitive; risks that we may not continue our dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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